Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Third Quarter 2014 Results

Key Highlights:

•	Product Sales up 30% Sequentially from Second Quarter
•	Distribution expanded into Latin America and Southeast Asia
•	Additional screening evaluations set to begin, expanding market potential
•	New triage and screening data to be presented at major international conferences in Turkey and Nigeria

Norcross, GA (November 13, 2014) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the third quarter and nine months ended September 30, 2014.

Revenue and other income for the third quarter ended September 30, 2014 was approximately $284,000, including approximately $262,000 in sales of LuViva® Advanced Cervical Scan devices and disposables and $22,000 from contract and grant income. Revenue for the quarter ended September 30, 2013 was comprised of product sales of approximately $58,000 and contract and grant income of approximately $86,000. Revenue for the nine month period ending September 30, 2014 was approximately $638,000, including approximately $586,000 in sales of LuViva devices and disposables and $52,000 from contract and grant income. For the nine month period ended September 30, 2013, sales of LuViva devices and disposables were approximately $306,000, and contract and grant income was $474,000, from our prior agreements with Konica Minolta and our prior grant with the National Cancer Institute, both of which ended in 2013.

Research and development expenses increased to $892,000 in the third quarter from $596,000 in the third quarter of 2013 as the Company brought on two contract software engineers to implement device enhancements as we move to full line production. Sales and marketing expenses decreased to $135,000 in the third quarter from $249,000 in the year ago period on marketing efforts reductions as the Company focused on limiting expenses. For the first nine months of 2014, research and development expenses were $2.1 million, down slightly from $2.2 million in the first nine months of 2013. Sales and marketing expenses for the year to date period were $762,000, compared to $608,000 for the comparable period of 2013.

General and administrative costs rose in the quarter to $1.4 million, up from $822,000 in the year ago quarter driven primarily by $240,000 of accrued professional fees in conjunction with the Company’s on-going financing efforts. Of the increase, an additional $250,000 is related to non-cash expenses including director share-based compensation accrual expense and obsolete inventory write offs, relating to the Company’s discontinued esophageal cancer technology.

The net loss attributable to common stockholders for the third quarter of 2014 was approximately $3.0 million, or $0.04 per share, compared to approximately $1.4 million, or $0.02 per share, in the third quarter of 2013. For the nine month period ended September, 2014, the net loss attributable to common stockholders was approximately $6.8 million, or $0.09 per share, compared to $6.2 million, or $0.09 per share, in the year ago period.

Cash on hand at September 30, 2014 was approximately $42,000, as compared to approximately $613,000 at December 31, 2013. Net inventory on hand at the end of the quarter was approximately $1.2 million. The Company will be required to raise additional funds through public or private financing, new collaborative relationships, or grants, if available.

“LuViva revenues continue to build sequentially, with an increase of 30% from the second quarter and a 351% increase from the year ago period,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “We shipped a total of 13 units in the quarter along with over 5,000 high margin disposable Cervical Guides. Markets that received shipments of LuViva devices in the quarter include Guatemala, Bangladesh, Mexico, Turkey, Kenya and Nigeria. Depending on timing of fourth quarter shipments, we should approach product sales toward the low end our projections of approximately $1 million for 2014.”

“To be successful in the long run, we remain focused on three fronts: increasing Cervical Guide orders from customers with the largest Cervical Guide opportunities, pursuing evaluations with key opinion leaders around the world to generate abstracts and publications to showcase LuViva’s performance, and selectively expanding distribution to new countries without spreading ourselves too thin.”

“We continue to be very active both in initiating and supporting evaluations and pilot programs for LuViva. In the Republic of Guatemala, we shipped five LuViva devices and an initial shipment of 1,000 single-patient-use Cervical Guides to our distributor in the quarter for inclusion in a pilot program with the Ministry of Public Health and Social Welfare. The pilot program, scheduled to begin this quarter, will evaluate LuViva as a means to screen for cervical cancer due to the lack of wide spread availability of the Pap test. Customers continue to evaluate our product for its efficacy in screening. Other screening trials expected to start shortly include a screening trial in Peru, sponsored by the Company, and a clinical trial in Mexico sponsored by the Mexican Social Security Institute.”

“Growing the body of research as well as supporting the user and distributor experience remains critical in launching revolutionary products like LuViva. Over the next few weeks we expect that additional abstracts and screening data will be presented at two more major international conferences, the Turkish Society of Gynecologic Oncology and the Society of Gynaecology and Obstetrics in Nigeria. Both of these markets have tremendous potential due to their intent to use LuViva for screening, which represents the greatest opportunity to drive Cervical Guide sales and boost margins.”

Cartwright concluded, “The next several months should prove eventful as we continue to work diligently outside the U.S. to selectively add new distributors, build on our body of research for LuViva, turn evaluations into orders and grow disposable sales. We also are anxiously awaiting word from the FDA on our PMA Amendment, which, based on FDA guidelines, could be received by January 24, 2015 or sooner.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EST Friday, November 14, 2014, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm. The live call is also available by dialing (888) 430-8691 or for international callers (719) 325-2432 and referencing Conference ID 3380777.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until November 21, 2014 by dialing (877) 870-5176 or for international callers (858) 384-5517 and using pin number 3380777.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

###MORE###

1

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share data	2014	2013	2014	2013
Revenue
Contract and grant revenue	$ 22	$ 86	$ 52	$ 474
Sales – devices and disposables	262	58	586	306
Cost of goods sold	260	117	723	394
Gross Profit (loss)	2	(59)	(137)	(88)
Cost and Expenses
Research and development	$ 892	$ 596	$ 2,122	$ 2,243
Sales and marketing	135	249	762	608
General and administration	1,412	822	3,551	2,791
Total	$ 2,439	$ 1,667	$ 6,435	$ 5,642

Operating Loss	$ (2,415)	$ (1,640)	$ (6,520)	$ (5,256)

Other income	9	213	14	289
Change in fair value of warrants	(195)	--	266	--
Interest expense	(371)	(11)	(445)	(35)
Net loss	(2,972)	(1,438)	(6,685)	(5,002)
Preferred Stock Dividends	(39)	--	(128)	(1,171)
Net Loss Attributable to Common Stockholders	$ (3,011)	$ (1,438)	$ (6,813)	$ (6,173)

Basic and Diluted Net Loss per Share	$ (0.04)	$ (0.02)	$(0.09)	$ (0.09)

Basic and Diluted Weighted Average Shares Outstanding	77,651	66,261	74,052	55810

Selected Balance Sheet Data (Unaudited)

(In thousands)	June 30, 2014	December 31, 2013
Cash & Cash Equivalents	$42	$613
Inventory Working Capital	1,204 (2,027)	1,193 268
Total Assets	3,722	3,316
Accumulated Deficit	(109,838)	(103,025)
Stockholders’ Equity(Deficit)	(3,945)	(107)

Selected Balance Sheet Data (Unaudited)

###END###